Exhibit 10.10

DISCRETIONARY AND DEMAND

LINE OF CREDIT AGREEMENT

This Discretionary and Demand Line of Credit Agreement (the “Agreement”) is dated as of October 15, 2025, between HOLTEC INTERNATIONAL, a corporation organized under the laws of the State of Delaware (“Borrower”) and BMO BANK N.A. (“Bank”). The Borrower has applied for, and the Bank has approved the establishment of, a discretionary and demand revolving line of credit facility (the “Loan Facility”) from which the Borrower may from time to time request loans up to the maximum aggregate principal amount of $50,000,000.00 in United States Dollars (the “Maximum Credit”). Subject to the terms and conditions set forth herein, the Borrower may borrow and reborrow under the Loan Facility up to the Maximum Amount and may make principal payments on the outstanding principal of the Loan Facility at any time and in any amount. This Agreement, and the Loan Facility established hereunder, is an uncommitted, discretionary credit facility due and payable on demand by Bank. The Borrower hereby acknowledges and agrees that the Bank, in the Bank’s exercise of the Bank’s sole and absolute discretion may make or decline to make advances under the Loan Facility from time to time.

Section 1. Using the Account. All loans and advances under the Loan Facility are referred to in this Agreement as “Loans;”. Loan requests shall be sent to the Borrower’s BMO Bank Account Officer designated from time to time by Bank in writing to Borrower and may be made by writing or by telephone. As of the date hereof, the Borrower’s “BMO Bank Account Officer” is Jill Alvarez, with an address at 501 E Kennedy Blvd, Tampa, FL 33602, with telephone # (727)-481-4444 and e-mail address at jill.alvarez@bmo.com. In addition to any approvals or other requirements Bank deems necessary (in its sole discretion) to honor a Loan request, Bank may (but shall not be required to) verify any Loan request through its authentication process (or by any other means it deems necessary in its sole discretion to authenticate such Loan request) before funding such requested Loan. Loan proceeds shall be credited to the Borrower’s primary deposit account at the Bank, unless the Bank is directed otherwise by written directions from the Borrower in a form acceptable to the Bank. The proceeds of the Loan Facility may only be used by the Borrower for working capital purposes in the ordinary course of business and in accordance with the terms of this Agreement. Without limiting the foregoing, in no event may the proceeds of the Loan Facility be used for Borrower’s capital expenditures, acquisitions of the equity or assets of any business unit or entity or for making any dividends or distributions. The amount of each Loan requested shall be at least in a minimum principal amount equal to $100,000; and, without limiting the discretionary and demand nature of the Loan Facility, the Bank shall have the right to refuse to honor any Loan requested by the Borrower which is less than such minimum amount, even if the Bank has previously honored a Loan request for less than such minimum amount. The Borrower shall not request any Loan which, when taken together with the Loans then outstanding, would exceed the Maximum Credit. Upon request, the Borrower promises to furnish the Bank a duly executed and completed Form U-1 statement and agrees that the proceeds of Loans from the Loan Facility will not be used to purchase or carry stock, convertible bonds or warrants unless the Borrower has obtained the prior written consent of the Bank.

All Loans shall be made against and evidenced by the Borrower’s promissory note payable to the order of the Bank in a principal amount equal to the Maximum Credit, such note to be in the form of Exhibit A attached hereto (the “Note”). The Bank agrees that, notwithstanding the principal amount of the Note stated on its face, the Note shall evidence only the actual unpaid principal balance of Loans made under the Loan Facility. The Borrower agrees that in any action or proceeding instituted to collect or enforce collection of the Note, the amount shown as owing the Bank on its records shall be prima facie evidence of the unpaid balance of principal and interest on the Note.

Section 2. Interest. The outstanding principal balance of the Loans shall bear interest (which the Borrower hereby promises to pay) at the rate per annum determined by adding 0.75% per annum (the “Margin”) to the SOFR Rate as in effect from time to time, provided that if the Loans or any part thereof are not paid when due (whether by demand or otherwise), the Loans shall bear interest, whether before or after judgment, until payment in full thereof at the rate per annum determined by adding 2.00% to the interest rate which would otherwise be applicable thereto. Interest on the Loans shall be payable in arrears on the first business day of each month in each year; and interest shall also be due and payable upon demand. Interest on the Loans shall be computed on the basis of a year of 360 days for the actual number of days elapsed. The SOFR Rate (without inclusion of the Margin) shall initially be equal to [_]%per annum on the date hereof, and thereafter the SOFR Rate shall be reset on the first business day of every month occurring after the date hereof (herein a “Change Date”) and remain in effect until the next Change Date.

For purposes hereof, the following terms shall have the following meanings:

“Benchmark Transition Event” means the occurrence of any of the following events with respect to the SOFR Rate (as determined by the Bank in its sole discretion): (a) the SOFR Rate is no longer available, representative or published, (b) a regulatory supervisor for the administrator of the SOFR Rate or a governmental authority having jurisdiction over the Bank has made a public statement that the SOFR Rate shall no longer be made available, representative, used or advisable for detennining interest rates of loans; (c) loans are currently being executed containing, or loans that include benchmark replacement language similar to that contained in this Agreement are being executed or modified (as applicable) to incorporate or adopt, a new benchmark interest rate to replace tenn SOFR referred therein.

“SOFR Rate” means, for any day, the one-month forward looking secured overnight financing rate as administered by the CME Group Benchmark Administration Limited (CBA) (or a successor administrator selected by Bank) as quoted for the day that is two (2) U.S. governmental securities business days prior the Change Day. If the SOFR Rate as so determined would be less than 0.00%, the SOFR Rate will be deemed to be 0.00% for the purposes of this Agreement. Notwithstanding anything to the contrary herein, after the occurrence of a Benchmark Transition Event, the Bank may select an alternative index rate to replace the SOFR Rate as the benchmark interest rate hereunder (such rate to be selected in Bank’s sole discretion) and may make any technical, administrative or operational changes to this Agreement and any other loan documents, and may make any adjustments to interest rate spreads, to reflect the adoption and implementation of the substitute index rate and to permit the administration thereof by the Bank, and any amendments to this Agreement or any other loan documents reflecting such conforming changes will be effective without any further action or consent from Borrower.

The Bank shall determine the interest rate applicable to the Loans based on the foregoing, and its determination thereof shall be conclusive and binding except in the case of manifest error. The interest rate payable under this Agreement shall be subject, however, to the limitation that such interest rate shall never exceed the highest rate which the Borrower may contract to pay under applicable law

Section 3. Fees. In addition to any other amounts due hereunder, if any payment due hereunder is not received by the Bank on or before 1 :00 p.m. (Chicago time) of the tenth ( 10th) day after such payment is due, the Borrower shall pay to the Bank on demand a late fee equal to the greater of (i) five percent (5%) of the amount due and (ii) $15.00. Since this is an uncommitted credit arrangement, no commitment or similar fee will be charged.

Section 4. Payments. All payments shall be made to the Bank at its office at 320 South Canal Street, Chicago, Illinois, (or at such other place as the Bank may specify) no later than 1:00 p.m. (Chicago time) on the date any such payment is due and payable. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without set-off or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions, and conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income of the Bank). The Borrower hereby irrevocably authorizes the Bank to charge from time to time any of the Borrower’s deposit accounts with the Bank and/or make Loans from time to time hereunder, in each case for payment of any amounts then due and payable hereunder (whether for interest then due or otherwise); provided that the Bank shall not be under any obligation to charge any such deposit account or make any such Loan, and the Bank shall incur no liability to the Borrower or any other person or entity for its failure to do so. Payments received by the Bank shall be applied first to accrued interest then due and then to the principal balance of outstanding Loans unless otherwise directed, provided that after demand all payments received shall be applied in such order and manner as the Bank shall determine. If any payment from the Borrower under this Agreement becomes due on a Saturday, Sunday or a day which is a legal holiday for banks in the State of Illinois, Georgia or Florida, such payment shall be made on the next bank business day and any such extension shall be included in computing interest under this Agreement.

Section 5. Representation and Warranties. In consideration of establishing and maintaining the Loan Facility, the Borrower hereby represents and warrants to the Bank on the date of this Agreement, and on each date that credit is to be extended hereunder, that: (a) the Borrower is duly organized, validly existing, and in good standing under the laws of its state of organization; (b) the execution, delivery, and performance by the Borrower of this Agreement and the Note are within its powers, have been duly authorized by all necessary action, and do not contravene the Borrower’s organizational documents (e.g., charter, articles of incorporation and by-laws, articles of association and operating agreement, partnership agreement or any similar organizational documents) or any law or contractual restriction binding on or affecting the Borrower; (c) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the Borrower’s due execution, delivery, and performance of this Agreement or the Note; (d) this Agreement is, and the Note when executed and delivered by the Borrower will be, the Borrower’s legal, valid, and binding obligation enforceable against the Borrower in accordance with its terms; (e) the Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of the Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock; (f) the Borrower’s financial statements as of June 30, 2025, copies of which have been furnished to the Bank, fairly present Borrower’s financial condition as at such date and result of the operations for the period ending on such date, all in accordance with generally accepted accounting principles consistently applied, and since June 30, 2025, there has been no material adverse change in the Borrower’s condition or operations; (g) there is no pending or threatened action or proceeding affecting the Borrower before any court, governmental agency or arbitrator, which may materially adversely affect the Borrower’s financial condition or operations or which purports to affect the legality, validity, or enforceability of this Agreement or the Note; (h) none of the Borrower, any of its subsidiaries (if any) or, to the knowledge of the Borrower, any director, officer, employee, agent, or affiliate of the Borrower or any of its subsidiaries is an individual or entity (“Person”) that is, or is owned or controlled by Persons that are (i) the subject or target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions and (i) the information included in the most recent beneficial ownership certification executed and delivered by the Borrower to the Bank for the purposes of the Bank’s compliance with applicable anti-money laundering laws, rules and regulations is true and correct in all respects.

Section 6. Additional Terms. So long as this Agreement and the Loan Facility established hereunder remain in effect, the Borrower further agrees with the Bank as follows (and to the extent not defined herein, any initially capitalized terms used below shall have the meaning set for the in LC Agreement (defined below)):

(a) Quarterly Reports. The Borrower shall provide the Bank with its unaudited, Borrower-prepared, consolidated and consolidating financial statements on a quarterly basis, promptly upon availability, and in any event within 60 days after the end of each fiscal quarter of the Borrower.

(b) Annual and Other Reports. The Borrower shall provide the Bank with audited annual consolidated financial statements (and Borrower-prepared consolidating financial statements), promptly upon availability, and in any event within 150 days after the end of its fiscal year. Borrower shall cause Harbor Associates Limited Partnership (“Harbor”) to deliver to Bank the information and statements required under the terms of Section 6(c) of the Security Agreement (defined below) as and when due.

(c) Compliance Certificate; Other Information. In addition to the financial statements required in accordance this Section 6, the Borrower shall provide the Bank with such other financial and operating information and reports as and when the Bank may reasonably require, all of the foregoing to be in form and scope reasonably acceptable to the Bank (including in form in comparison to budget and a prior comparable period). Contemporaneously with each financial statement of Borrower required to be delivered to Bank under this Agreement, Borrower shall provide Bank with a compliance certificate of the chief financial officer or treasurer of Borrower in form and substance satisfactory to Bank in all respects in the form attached hereto as Exhibit B.

(d) Debt. The Borrower shall not issue, create, incur, assume or permit to exist any Debt (defined below) except the following: (a) the “Obligations” defined in this Agreement and the “Obligations” defined in the LC Agreement; (b) Debt set forth on the most recent financial statements delivered by Borrower to Bank; (c) trade credit incurred in the ordinary course of business; and (d) other Debt in principal amounts pennitted by the Agent in writing from time to time. “Debt” means (a) liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments; (b) obligations to pay the deferred purchase price of property or services; (c) lease obligations that would appear on a balance sheet as indebtedness in accordance with GAAP; (d) obligations that (i) mature or are mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) require scheduled payments of dividends in cash or (iii) are or become convertible into or exchangeable for indebtedness; and (e) guarantees of, or other contingent obligations with respect to, indebtedness (including, without limitation, obligations with respect to letters of credit and banker’s acceptances).

(e) Notice of Default and Other Matters. The Borrower shall promptly notify the Bank in writing (a) upon obtaining knowledge of the occurrence of any Default or any event which with notice or lapse of time or both would constitute a Default; (b) or the occurrence of any change in equity voting control (direct or indirect) or 25% or more of the Borrower; (c) of any litigation or governmental proceeding initiated against Borrower which, if adversely determined, would have a material adverse effect on Borrower; or (d) or any other event which could reasonably be expected to have a material adverse effect on the business, assets, operations, financial perfonnance or prospects of the Borrower.

(f) Collateral Value Maintenance; Liquidity Maintenance. Borrower shall at all times cause Harbor to comply with the maintenance of the “Collateral Value” of the Collateral in the “Collateral Accounts,” as defined in and as and when required under the terms of the Security Agreement, to be equal to or greater than the “Required Amount” as defined in the Security Agreement. In the event the Collateral Value, for any reason and at any time, is less than such Required Amount, Borrower shall cause Harbor to (or Borrower itself shall), within three (3) business days, deposit additional cash and/or financial assets of a nature satisfactory to Bank into the Collateral Accounts, in either case in amounts or with values sufficient to achieve and maintain the Required Amount of the Collateral Value. Borrower shall at all times maintain Liquidity in an amount equal to at least $20,000,000. “Liquidity” means the sum of (x) immediately available cash in unrestricted and unencumbered (except in favor of the Bank under the Security Agreement) deposit accounts maintained by Borrower with Bank from time to time plus (y) the principal amount of Loans available to be requested by Borrower under this Agreement at any applicable time.

(g) Primary Depository. The Borrower agrees that the Bank shall be the Borrower’s primary depository institution and the Borrower shall maintain its principal operating accounts at the Bank.

(h) Security. The Loans and all other obligations owed by the Borrower to the Bank under the Loan Facility and under this Agreement from time to time (the “Obligations”) shall be secured as follows:

(i) as set forth in that certain Third Amended and Restated Security Agreement between BMO Bank, N.A., as agent, and Harbor, dated on or about the date hereof (as amended or otherwise modified from time to time, the “Security Agreement”);

(ii) in any additional security agreements, mortgages and/or deeds of trust (such security agreements, mortgages and/or deeds of trust, as the same may be amended, modified, restated or supplemented from time to time, being herein referred to collectively as the “Collateral Documents”), agreed to between the Borrower and the Bank from time to time; and

(iii) the Borrower shall at all times comply with the terms and conditions of the Collateral Documents (including, without limitation, all obligations under Section 6 of the Security Agreement).

In addition, the Loans may also be secured by other collateral which secures other indebtedness which the Borrower may have outstanding from the Bank at the present time or in the future. The Bank shall have the right to call for additional security satisfactory to the Bank should the value of the collateral decline or be deemed by the Bank inadequate or unsatisfactory.

(i) Compliance with Laws. The Borrower shall (a) comply with all Applicable Laws (including ERISA) applicable to it, its properties, any Instrument, or any transactions related to such Instrument, except where the failure to do so could not reasonably be expected to have a material adverse effect upon its financial condition, business or assets or prevent it from performing its Obligations hereunder, (b) without limiting the preceding subclause (a), comply with all economic and trade sanctions, export controls laws, import laws, anti-boycott laws, anti-bribery and corrupt practices laws, and anti-money laundering laws applicable to it, its Subsidiaries, or its or their respective directors, officers, employees or agents from time to time, and (c) not request or cause any Instrument to be issued or used (i) to fund, finance or facilitate any activities, business or transaction of or with any Person that is the target of any such law, rule, or regulation or in any country or territory that is the subject of thereof or (ii) in furtherance of an offer, payment or giving of money or anything else of value to any Person in violation of any such law, rule, or regulation applicable to it, its Subsidiaries, or its or their respective directors, officers, employees or agents from time to time. Anti-Corruption Laws and Sanctions. The Borrower shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower and its Subsidiaries, and its and their respective directors, officers, employees or agents, with all laws, rules and regulations referred to in clause (4) above, applicable to it or them, including applicable anti-money laundering laws, rules and regulations (such as those promulgated by or under the USA PATRIOT Act or the U.S. Bank Secrecy Act of 1970).

Section 7. DEMAND OBLIGATION; ENFORCEMENT. The Borrower shall pay to the Bank the principal balance of outstanding Loans together with any accrued interest ON DEMAND. The Bank can demand payment in full of the Loans at any time in its sole discretion even if the Borrower has complied with all of the terms of this Agreement. Without limiting the foregoing or any other terms or conditions of this Agreement, the Borrower acknowledges and agrees that the occurrence and continuation of a “Default” under the terms of the LC Agreement (defined below) shall permit the Bank to make demand under this Agreement. “LC Agreement” means that certain Letter of Credit Facility Agreement dated as of January 11, 2022, among Borrower, as letter of credit applicant, Bank as a letter of credit issuer, BANK OF MONTREAL, CHICAGO BRANCH, A US BRANCH OF A CANADIAN BANK, as a letter of credit issuer, and Bank as agent for all letter of credit issuers thereunder, as amended or otherwise modified from time to time.

No delay by the Bank in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Bank of any right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy. The Borrower agrees to pay to the Bank all costs and expenses incurred or paid by the Bank in connection with the establishment and maintenance of the Loan Facility and the collection of the Loans and any other amounts due under this Agreement and the enforcement of rights to any security therefor, including, without limitation, reasonable attorneys’ fees and court cost., (including, without limitation, all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any guarantor).

The Borrower shall indemnify the Bank, its affiliates, and each of their respective directors, officers, employees, agents, advisors, and consultants (each such person or entity being called an “Indemnitee”) against, and hold each lndemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of counsel for any lndemnitee), incurred by or asserted against any Indemnitee by any person or entity arising out of, in connection with, or as a result of (a) the execution, delivery, or performance of this Agreement or any other document relating hereto, (b) the use of the proceeds of any Loan, (c) any environmental liability related in any way to the Borrower or any guarantor, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or a guarantor, and regardless of whether any lndemnitee is a party thereto; provided, however, that the Borrower shall have no obligation hereunder to an lndemnitee with respect to any of the foregoing to the extent resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction by final and nonappealable judgment. The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Borrower to each Indemnitee under this Agreement or any document relating hereto, at common law or otherwise. To the extent permitted by applicable law, the Borrower shall not assert or cause any other Person to assert, and hereby waives, any claim against any Indemnitee, on any theory of liabili!Y, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other document relating hereto, any of the transactions contemplated by this Agreement or any other document relating hereto, or any Loan or the use of the proceeds thereof.

The Bank shall have the right, at any time, to set off the balance of any deposit account that the Borrower may at any time maintain with the Bank or any of its affiliates against any amounts at any time owing under this Agreement, whether or not the balance of Loans under this Agreement is then due.

The obligations and waivers of the Borrower under this Section shall survive any termination of this Agreement.

Section 8. Termination. The availability of additional Loans under this Agreement will automatically terminate ON DEMAND. The Bank reserves the right at any time without notice to refuse any Loan request even though the Borrower has complied with all of the terms of this Agreement; provided, however, that, unless the condition or operating results of the Borrower or any guarantor cease to be satisfactory to the Bank or the Borrower or any guarantor has failed to comply with all of the terms of this Agreement and the other instruments and documents relating hereto, the Bank will give the Borrower 30 days’ notice of any termination of this Agreement. No termination under this Section shall affect the Bank’s rights or the Borrower’s obligations regarding payment or default under this Agreement. Such termination shall not affect the Borrower’s obligation to pay all Loans and the interest accrued through the date of final payment. The Bank may also elect to honor Loan requests after termination of this Agreement, and the Borrower agrees that any such payment by the Bank shall constitute a Loan to Borrower under this Agreement.

Section 9. Notices. The Bank may rely on instruclions from the Borrower with re~pect to any matters relating to this Agreement or the Loan Facility, including, without limitation, telephone loan requests which are made by a person whom the Bank believes to be the Borrower or its authorized representative. Except as otherwise specified herein, all notices hereunder shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the other given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices hereunder shall be addressed:

To the Borrower:

Holtec International

1 Hohec Boulevard

Camden, NJ 08104

Attn: Tom Howe, CFO

To the Bank:

BMO Bank, N.A.

1230 Peachtree St NE

Suite 3500

Atlanta, GA 30309

Attn: Cory Stephens, VP

And

BMO Bank, N.A.

501 E Kennedy Blvd

Tampa, FL 33602

Attention: Jill Alvarez

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and a confinnation of such telecopy has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid, or (iii) if given by any other means (including, without limitation, via recognized overnight courier), when delivered at the addresses specified in this Section; provided that any notice given pursuant to Section I hereof shall be effective only upon receipt.

Section 10. Governing Law, Etc. The Borrower waives presentment and notice of dishonor. This Agreement constitutes the entire understanding of the parties with respect to the subje~t matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. No amendment or waiver of any provision of this Agreement or the Note, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the ,ame shall be in writing and signed by the Bank. If any part of this Agreement is unenforceable, that will not make any other part unenforceable. This Agreement may be executed in counterparts and by different parties on separate counterpart signature pages, each of which constitutes an original and all of which taken together constitute one and the same instrument. Delivery of executed counterparts of this Agreement by telecopy shall be effective as an original. This Agreement shall be governed by the laws of the State of Illinois.

Section 11. Consent to Jurisdiction. THE BORROWER SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS AND OF ANY ILLINOIS STATE COURT SITTING IN COOK COUNTY, ILLINOIS, FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12. Jury Trial Waiver. THE BORROWER AND THE BANK WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13. Time is of the Essence. Time is of the essence of this Agreement.

Section 14. USA Patriot Act. The Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify, and record infonnation that identifies the Borrower, which information includes the name and address of the Borrower and other infonnation that will allow the Bank to identify the Borrower in accordance with the Act. Without limiting the general uncommitted, demand nature of this Agreement, the Bank hereby notifies the Borrower, and the Borrower hereby acknowledges, that if the Borrower does not deliver to the Bank, promptly following any request by the

Bank therefor, information and documentation from time to time requested by the Bank for purposes of compliance with applicable “know your customer” requirements under the Act (or other applicable anti-money laundering laws, rules, regulations or internal policies), the Bank may be required under applicable Jaws, rules, regulations or internal policies to deny requests for Loans hereunder and/or make demand on the Loans outstanding hereunder.

Section 15. Customary Advertising Material. The Borrower consents to the publication by the Bank of customary advertising material (including customary “tombstone” disclosure) relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Borrower.

[Signature page follows]

THIS DISCRETIONARY AND DEMAND LINE OF CREDIT AGREEMENT IS ENTERED INTO IN CHICAGO, ILLINOIS, AS OF THE DATE AND YEAR FIRST ABOVE WRITTEN.

HOLTEC INTERNATIONAL

By	/s/ Dr. Krishna P. Singh
Dr. Krishna P. Singh, President

BMO BANK N.A.

By	/s/ Cory Stephens
	Name	Cory Stephens
	Title	Vice President

EXHIBIT A

DEMAND NOTE

$50,000,000.00	October 15, 2025

ON DEMAND, for value received, the undersigned, HOLTEC INTERNATIONAL, a corporation organized under the laws of the State of Delaware, promises to pay to the order of BMO BANK N.A. (the “Bank”) at its offices at 320 South Canal Street, Chicago, Illinois (or at such other place as the Bank may specify), the principal sum of FIFTY MILLION UNITED STATES DOLLARS and 00/100 Dollars ($50,000,000.00) or, if less, the amount outstanding under the Line of Credit Agreement (defined below) together with interest payable at the times and at the rates and in the manner set forth in the Line of Credit Agreement referred to below.

This Note evidences borrowings by the undersigned under that certain Discretionary and Demand Line of Credit Agreement dated as of even date herewith between the undersigned and the Bank (as amended or otherwise modified from time to time, the “Credit Agreement”) and is secured by various liens and security interests granted or to be granted to the Bank from time to time under the tcrm of the Security Agreement (defined in the Credit Agreement) and any other Collaternl Documents (defined in the Credit Agreement); and this Note and the holder hereof are entitled to all the benefits provided for under the Credit Agreement, to which reference is hereby made for a statement thereof. The undersigned hereby waives presentment and notice of dishonor. The undersigned agrees to pay to the holder hereof all expenses incurred or paid by such holder, including reasonable attorneys’ fees and court costs, in connection with the collection of this Note. It is agreed that this Note and the rights and remedies of the holder hereof shall be construed in accordance with and governed by the laws of the State of Illinois.

HOLTEC INTERNATIONAL

By	/s/ Dr. Krishna P. Singh
Dr. Krishna P. Singh, President

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is furnished to BMO Bank N.A. (the “Lender”) pursuant to that certain Line of Credit Agreement dated as of October 15, 2025 between Holtec International (the “Borrower”) and the Lender. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Line of Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES, IN MY CAPACITY ASLF AN OFFICER OF BORROWER AND NOT IN ANY INDIVIDUAL CAPACITY, THAT:

1. I am an Authorized Officer of the Borrower;

2. I have reviewed the terms of the Line of Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower during the accounting period covered by the attached financial statements;

3. The examinations described in Section 2 did not disclose. and I have no Knowlcdge of, the existence of any condition or the occurrence of any event which constitutes a Default (or any event or condition which with notice or lapse of time, or both, would constitute a Default) during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;

4. The financial statements required by Additional Items of the Line of Credit Agreement and being furnished to you concurrently with this certificate are, to the best of my knowledge, true, correct and complete as of the dates and for the periods covered thereby; and

5. The Attachment hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Line of Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Line of Credit Agreement.

Described below are the exceptions, if any, to Section 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in the Attachment hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ____day of ________, _ .

HOLTEC INTERNATIONAL

By:
Name:
Title: